UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 18, 2012

NorthStar Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54671	26-4141646
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

On December 18, 2012 (the “Closing Date”), NorthStar Real Estate Income Trust, Inc. (the “Company”), through a subsidiary, directly originated a $60.3 million senior loan (the “Senior Loan”), secured by a 521-room full service hotel with 30,000 square feet of meeting space (the “Property”) located in the central business district of Tampa, Florida (the “Tampa CBD”).  The Property was constructed in 1982 and has undergone substantial capital improvements since 2006.  The Property’s total capitalization of $79.7 million includes the Senior Loan together with $19.4 million of equity contributed by the borrower (the “Borrower”).  The Borrower acquired the property for $63 million and plans to complete further capital improvements and a rebranding of the Property.  The Property is located in close proximity to, among other things, the Tampa Convention Center and the University of South Florida’s Center for Advanced Medical Learning. The Company’s basis of $115,739 per room represents an 11% discount to recent comparable sales in the Tampa CBD of $129,937 per room.

The Property was rebranded as a Hilton Hotel affiliate on the Closing Date and will immediately have the benefit of the Hilton Hotels reservations system and the Borrower intends to operate the Property as a full service Hilton Hotel once certain capital improvements are completed.  The Borrower believes that the Property will benefit from the vast reservation network of Hilton Hotels and Hilton customer loyalty, and as a result will be able to capture a higher share of corporate and leisure transient customers.  In addition, the Property will be the only full service Hilton flagged hotel in the Tampa CBD.

The Borrower is a joint venture between two companies that have extensive real estate and hotel experience.  The company that will serve as the property manager currently operates 39 hotels throughout the United States, Bahamas and Costa Rica.  The other partner specializes in making opportunistic real estate investments in small to mid-size real estate assets across all property types.

The Senior Loan bears interest at a floating rate of 6.0% over the one-month London Interbank Offered Rate (the “LIBOR Rate”), but at no point shall the LIBOR Rate be less than 1.0%, resulting in a minimum interest rate of 7.0% per annum.  The Company expects to earn a 12.0% leveraged return on its equity, inclusive of fees, based upon the Company’s utilization of its credit facilities.  The Company earned an upfront fee equal to 0.75% of the Senior Loan and will earn a fee equal to 1.0% of the outstanding principal amount at the time of repayment.

The initial term of the Senior Loan is 36 months, with two one-year extension options available to the Borrower, subject to the satisfaction of certain performance tests and the Borrower paying a fee equal to 0.25% of the amount being extended for each extension option.  The Senior Loan may be prepaid in whole or in part during the first 24 months, provided the Borrower pays the remaining interest due on the amount prepaid through the first 24 months.  Thereafter, the Senior Loan may be prepaid in whole or in part without penalty.

The Property’s loan-to-cost ratio (“LTC Ratio”) is approximately 76%. The LTC Ratio is the amount loaned by the Company to the Borrower over the total cost to the Borrower to fund the acquisition of the Property, including closing costs, escrows and applicable reserves on the date the Company originated the Senior Loan.

Safe Harbor Statement

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “anticipate,” “believe,” “plan,” “hope,” “goal,” “expect,” “future,” “intend,” “will,” “could” and “should”

and similar expressions.  These statements are based on the Company’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; the Company can give no assurance that its expectations will be attained.  Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results.  Variations of assumptions and results may be material.  Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the Borrower’s ability to perform under the terms of the Senior Loan, the Borrower’s ability to complete the capital improvements, the Borrower’s ability to operate the Property as a full service Hilton Hotel, the benefit from the reservation network of Hilton Hotels and Hilton customer loyalty, whether the Property will be able to capture a higher share of corporate and leisure transient customers, future property value, income-producing ability, impact of any losses on cash flows and returns, market rental rates, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, ability to achieve targeted returns, generally accepted accounting principles and policies and rules applicable to REITs.  Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this Current Report on Form 8-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

Date: December 21, 2012	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
General Counsel and Secretary